Exhibit 99.1

Conference Call Transcript

VVUS - Q4 2007 Vivus Earnings Conference Call

Event Date/Time: Mar. 06. 2008 / 1:30PM PT

CORPORATE PARTICIPANTS

Timothy Morris

VIVUS, Inc. - VP of Finance and CFO

Leland Wilson

VIVUS, Inc. - President and CEO

CONFERENCE CALL PARTICIPANTS

Sa’ar Yaniv

J.P. Morgan Securities Inc. - Analyst

Mike King

Rodman & Renshaw - Analyst

Ruthanne Roussel

Robins Group - Analyst

Ken Trbovich

RBC Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2007 VIVUS earnings conference call. My name is Eric, and I’ll be your coordinator for today. (OPERATOR INSTRUCTIONS)

I would now like to turn your presentation to your host for today’s call, Mr. Timothy Morris, Chief Financial Officer.

Please proceed, sir.

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

Thank you.

During the course of this conference call, VIVUS may make projections or other forward-looking statements regarding future events or their future financial performance of the company. We wish to caution you that such statements are just predictions and actual events or results may differ materially.

Investors should read the risk factors set forth in the VIVUS Form 10-K for the year-ended December 31, 2006, and periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of VIVUS.

Leland Wilson - VIVUS, Inc. - President and CEO

Good afternoon, and thank you for joining us.

In today’s call, I will review the accomplishments of the year. Tim will review the financial results for the quarter and the year. I will return to discuss our plans for 2008 and talk specifically about the OB-202 diabetes trial and the expected date of release. I will also comment on the FDA’s revised guidelines for the diabetes drug development. And, lastly, I will take your questions.

In 2007, simply put, we had an outstanding year. The management team and employees performed above all expectations. When I reflect on the accomplishments during the past year, I am amazed at what the teams have been able to achieve. In some ways, 2007 was a seminal year for VIVUS. We have completed the transition from a pure-play sexual function company into that of a more broadly based pharmaceutical development company.

Specific highlights for the year include approval of the EvaMist NDA. The approval came on the PDUFA date and was one of only 12 such NDA’s approved in 2007. With that approval, we were able to out-license EvaMist to KV Pharmaceuticals for $150 million in cash and $30 million in milestones. Proceeds from the sale of EvaMist are providing funding for the phase 3 Qnexa study. These funds are saving an equivalent of at least 40% in financial dilution vs. equity financing.

We also initiated the phase 3 obesity studies for Qnexa. This milestone encompassed the development and a scale up of a novel QD formulation, creation and approval of the clinical protocols, completion of the SPA process, and coordination between the VIVUS clinical, CMC and regulatory groups with Medpace, our CRO, and the FDA.

These highlights, together with an aggressive investor relations campaign, resulted in increases in share price, daily trading volume, and institutional ownership. Over the last 12 months, our stock price has increased by approximately 60% to greater than $6.00, the market cap increased by more than $130 million, the average daily volume more than doubled to 545,000, institutional ownership increased to over 65% over the last year, an increase of 15%, and, lastly, we picked up an important new analyst coverage from JPMorgan.

I’ll now turn you back to Tim for the financial results.

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

Thanks, Lee.

Total revenue for the fourth quarter of 2007 was $29.8 million. This represents a $21.5 million increase over the revenues of $8.3 million in the fourth quarter of 2006. The increase in revenue over the fourth quarter last year was primarily due to the recognition of approximately $21 million in deferred license revenue earned from the sale of EvaMist to KV Pharmaceuticals.

We spoke last time about the revenue recognition of the $150 million in cash received from KV. Basically, we will continue to recognize approximately $7 million per month through May 2009. Since we have received the $150 million in cash and we have no related contingencies, the recognition of license revenue and the corresponding reduction of deferred revenue relating to the EvaMist sale will have no impact on our cash flow from operations in future periods.

MUSE revenues in the fourth quarter increased to $8.8 million. That’s up from $8.1 million for the same quarter last year.

Net income for the fourth quarter of 2007 was $10.4 million, or $0.17 per share on a fully diluted basis. This compares with the net loss last year in the fourth quarter of approximately $800,000, or $0.02 per share. The reason for the net income in the fourth quarter of 2007 as compared to fourth quarter of 2006 is primarily due to the recognition of the KV deferred license revenue, also partially offset by an increase in operating expenses in the fourth quarter as compared to the fourth quarter of 2006.

The increase in operating expenses was attributable to spending related to our Qnexa development program and higher noncash, share-based compensation expenses.

Total R&D expenses for the quarter were $11 million. This compares to $2 million for the same quarter last year.

And now for the year-end results.

For 2007, total revenues were $54.7 million. This compares to $17.2 million for 2006. The increase in revenues, again, is mainly due to the recognition of the KV deferred license revenue.

MUSE total revenues for 2007 increased to $19.4 million from $16.7 million in 2006. Although MUSE revenues have increased, this increase is not indicative of any particular trend.

Research and development expenses in 2007 of $26 million increased by $13 million from approximately $13 million last year, mainly due to the commencement of the phase 3 studies for Qnexa.

Net loss for 2007 was $2.4 million, or $0.04 per share. This compares to a net loss last year of $21.6 million, or $0.45 per share. The decrease in net loss, again, is primarily due to the KV revenue recognition, increase in MUSE revenues and interest income partially offset by increase in R&D expenses, income taxes, and, again, noncash, share-based compensation expense as compared to the full-year 2006.

At year end, VIVUS had cash, cash equivalents, and available-for-sale securities of $179.5 million. This compares to the $58.9 million we had at December 31, 2006. The increase in cash, cash equivalents, and available-for-sale securities of approximately $120 million consists of the $150 million received from KV, $2.4 million from exercise of stock options, offset by the repayment of the loan to Tanabe of $6.7 and cash used in operations and other cash uses of $25 million.

I will now turn the call back to Lee to discuss plans for 2008 and to comment on the recent FDA guidelines for developing diabetes drugs.

Leland Wilson - VIVUS, Inc. - President and CEO

Thanks, Tim.

2008 is set up to be another exciting year for VIVUS. We expect significant data flow as we continue to make progress in all of our development projects.

In the obesity area, we announced on Tuesday the completion of enrollment in the EQUATE study (OB-301). This study enrolled over 700 patients with BMI’s ranging from 30 to 45 at 35 sites in the United States. Enrollment was achieved in just over 2 1/2 months, several months ahead of schedule. Completion of the enrollment ahead of schedule should allow us to report data for this study before the end of this year.

We continue to enroll patients in the pivotal phase 3 studies, specifically, the EQUATE study (OB-302) and the CONQUER study(OB-303). The EQUIP study is enrolling gastric-bypass-eligible, morbidly obese patients; that is, patients with a BMI equal to or greater than 30. The CONQUER study is enrolling obese patients with a BMI of 27 or greater with at least two serious comorbidities, including hypertension, dyslipidemia, and type 2 diabetes. There is no shortage of patients for these studies, and we expect enrollment to be completed ahead of our end-of-second-quarter schedule.

The phase 2 study for Qnexa and type 2 diabetes, also known as OB-202, was initiated in June 2007. This six-month study is nearing completion with reduction of HbA1c as the primary end point. This study is intended to confirm the glycemic outcomes seen in private-practice experience.

The private-practice data was reported at the ADA meeting last year and summarized as a retrospective, nonplacebo-controlled review of 70 patients with type 2 diabetes. Results indicated a reduction in HbA1c from baseline of 0.82% and an average weight loss of 15% over 39 weeks of treatment. Patients also had reductions in cardiovascular risk factors, such as blood pressure, waist circumference, and triglycerides. In the OB-202 study, we are measuring a variety of secondary end points, including weight loss, waist circumference, reductions in meds, and various other cardiovascular measures.

The study has enrolled 210 patients in 10 clinical sites across the United States. As I have mentioned previously, we hope to present the OB-202 data the first week in June at the American Diabetes Association scientific meeting in San Francisco.

Our goal for this study is for Qnexa to compare favorably to existing oral diabetic medications. For example, JANUVIA, the fastest-growing new diabetes medication, has an average HbA1c reduction of approximately 0.7% with no changes in weight, LDL’s, triglycerides, or blood pressure.

As follow up to the OB-202 study, we initiated an additional six-month extension study, DM-230, in January of 2008. Patients from the 202 study will continue in their respective study arm in a blinded fashion for six more months. Data from the DM-230 study should be available later this year.

For Luramist, during 2007 we continued to make progress with the FDA on the development of Luramist for the treatment of hypoactive sexual desire disorder. Specifically, working with the FDA, we developed a phase 3 efficacy and safety protocols. These protocols were submitted to the FDA in late 2007, and we expect to hear back from the FDA before the end of the first quarter of 2008. If we are successful in reaching agreement with the FDA as to the design of each of these studies, we will seek a corporate partner and hopefully initiate the phase 3 program in 2008.

For avanafil, in 2007 we completed the last of the required pre-phase 3 studies. Tanabe is currently in the process of manufacturing phase 3 clinical supplies, and we will begin phase 3 when the phase 3 supplies are available and the necessary funding is secured.

Now I want to spend a moment talking about the new FDA guidelines on diabetes.

The FDA issued these new guidelines last week for the development of drugs for the treatment and prevention of diabetes. The importance of this guideline to VIVUS is significant.

The prospective thought leaders as well as regulators regarding the characteristics of an ideal diabetes medication are changing. Reduction in HbA1c remains a primary efficacy end point; however, greater consideration is now being given to the importance of weight loss and reductions in cardiovascular risk factors.

Weight gain is the primary cause of type 2 diabetes. Diabetic therapies that promote weight gain, such as SFU’s, TZD’s, and insulin, are in many ways counterproductive. The weight gain caused by these drugs may be a significant reason why type 2 diabetics typically need to add additional diabetic meds over time to control their HbA1c levels. As weight increases, the number of meds needs to increase as well.

It is also counterproductive to prescribe meds that have the potential to increase cardiovascular risk factors. Most diabetics end up dying from cardiovascular disease. The TZD’s, ACTOS, and Avandia are good examples of a drug that lower HbA1c but increase the risk of cardiovascular death. We believe an ideal diabetic drug would, therefore, be one that significantly reduces body weight, as well as cardiovascular risk factors, such as blood pressure, low-density lipoproteins, and triglycerides.

Today’s FDA is well aware of the importance of weight loss and reduction in cardiovascular risk factors in treating diabetic patients. This is evident in the recent draft guidance. For example, it is no longer a requirement that a diabetic medication show reduction in HbA1c independent of weight loss. It is also clear that reductions in cardiovascular risk markers will also receive an elevated level of importance in the approval process.

In today’s oral diabetic market, JANUVIA has achieved dramatic success in spite of producing only moderate decreases in HbA1c. We believe this success is largely because it is not associated with an increase in body weight or cardiovascular risk factors. We are hopeful that data from our OB-202 trial will show that Qnexa produces significant reductions in HbA1c, as well as significant reductions in weight, blood pressure, low-density lipoproteins, and triglycerides. With this profile, if approved, Qnexa could compete very favorably with JANUVIA.

We are encouraged by the publication of the revised guidelines and the reversal the FDA’s historic stance in having to show glycemic control outside of weight loss.

As far as our plans go for the development of Qnexa for a separate diabetes indication, we will await the data from the OB-202 study prior to making any final decisions. It is clear from the FDA guidance document that a diabetes indication will require a separate and distinct development plan for the obesity indication.

With that, I’d now like to turn the call over to Tim or open it up for questions.

Thank you.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

First question comes from the line of Sa’ar Yaniv with JPMorgan.

Please proceed.

Sa’ar Yaniv - J.P. Morgan Securities Inc. - Analyst

Hey, guys. Thank you so much for taking my call.

I had a couple of questions. First of all, I wanted to know if the FDA draft guidelines have changed your thoughts regarding potential design of a pivotal program for Qnexa and diabetes?

Leland Wilson - VIVUS, Inc. - President and CEO

Thanks, Sa’ar.

Fortunately, we have been in discussions long before the release of this document with the FDA concerning the diabetes indication. So we were fully apprised and knowledgeable about what the FDA requirements are. So it really hasn’t changed our position significantly at all.

Sa’ar Yaniv - J.P. Morgan Securities Inc. - Analyst

So we can assume that the phase 3 design will follow the guideline fairly closely?

Leland Wilson - VIVUS, Inc. - President and CEO

Absolutely. Now, there are some considerations here. First of all, they are guidelines. Second one is that we have been in discussions with the FDA prior to the release of these documents, and the third one is that we’re not dealing with new chemical entities.

So all of those go into the mix as to what the FDA is finally giving us guidance for our phase 3 program. But it’s going to follow very closely to what the advisory document recommends.

Sa’ar Yaniv - J.P. Morgan Securities Inc. - Analyst

Okay. And then regarding Qnexa, have you seen any fallout from the FDA alerts regarding the suicidality with antiepiletics? Has there been any negative reaction or concern expressed by either physicians or IRD’s?

Leland Wilson - VIVUS, Inc. - President and CEO

No, not to my knowledge.

Tim, any feedback?

Basically, it’s a nonevent.

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

No, we haven’t seen anything. So, I mean, it was probably a one-day news item.

Sa’ar Yaniv - J.P. Morgan Securities Inc. - Analyst

And has it altered the study’s informed consent in any way?

Leland Wilson - VIVUS, Inc. - President and CEO

No.

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

We’re aware of the FDA’s class review of those antiepiletics so all that was taken into consideration in design of the phase 3 for obesity.

Sa’ar Yaniv - J.P. Morgan Securities Inc. - Analyst

Okay. That’s good to know.

And then, finally, given that phentermine is a controlled substance, is there a need at all for dependence- or abuse-potential studies with Qnexa?

Leland Wilson - VIVUS, Inc. - President and CEO

We haven’t finally negotiated that with the FDA. When we get that done, we’ll let you know.

But I’ll give you my personal opinion that phentermine should not be scheduled, and there’s a possibility that we can get it descheduled, but I’m not going to promise that at this point. We’re looking at it.

Sa’ar Yaniv - J.P. Morgan Securities Inc. - Analyst

Great. Thanks so much.

Operator

Your next question comes from the line of Mike King with Rodman & Renshaw.

Please proceed.

Mike King - Rodman & Renshaw - Analyst

Sorry, guys. Can you hear me?

Leland Wilson - VIVUS, Inc. - President and CEO

Yes, we can, Mike. Thanks.

Mike King - Rodman & Renshaw - Analyst

Thanks for taking my question, and congrats on all the progress you made in 2007.

I wanted to know, Leland, further to the FDA guidelines, one of the key points, I felt from reading the draft document was the requirements for safety considerations in terms of numbers of patients out at one year on therapy. And I just wonder if — just remind us again what VIVUS expects will be the number of patients and whether you feel you’ll adequately meet those requirements?

Leland Wilson - VIVUS, Inc. - President and CEO

Again, we haven’t reached final agreement with the agency, but our approach will meet the guidance that’s given there. We’ll have 2,500 patients in the trials that we’re thinking about right now, and we’ll have an adequate number of patients that will meet the one-year requirement at the time of submission of the NDA.

Mike King - Rodman & Renshaw - Analyst

Actually, do you care to put a specific or approximation number on that?

Leland Wilson - VIVUS, Inc. - President and CEO

As far as the number of — well, the way it’s done — I don’t want to get in too much detail here. We’re proposing comparative studies against other diabetic meds, like Metformin, SFU’s, insulin even, JANUVIA, etc. So we’ll do studies which are comparable — comparative studies with them as an add-on therapy, and those studies will all last a year. So we can easily get benefit both from a marketing standpoint and from a regulatory standpoint of doing those studies.

So I don’t think it’s going to be a major challenge to reach the one-year requirement for us in these studies just because of what I think we’ll need to do just in order to, number one, satisfy regulatory requirements, but, two, to have a strong marketing position when we launch the product.

Mike King - Rodman & Renshaw - Analyst

And then I was also curious, on one of the interesting developments in the draft guidelines is also the — I thought, the suggestion, the openness of the FDA to end points other than A1c as a metric for glycemic control, and I wonder if you guys have contemplated anything such as postprandial, glucose rises or area under the curve or any other novel sort of glycemic control end point for the diabetes indication?

Leland Wilson - VIVUS, Inc. - President and CEO

Well, we’re going to do them all, belt and suspenders, so that we can determine at the time of the NDA submission or at time of approval which one is the correct one for them. So we’re not going to be short on any of the possible end points that we can measure. So all those will be considered.

And I would emphasize again that things are — the view at the FDA is changing.

And just kind of as an aside, looking at HbA1c, there are those who believe it’s really not the primary goal of treating diabetic patients. It certainly is one of the goals and has historic foundation in doing this, but, clearly, treating HbA1c has really not significantly extended either quality or quantity of life in diabetic patients.

And, in fact, there are those who would go even further to say that controlling blood pressure is significantly more valuable than controlling HbA1c.

Now, even further, it’s thought that insulin — by some thought leaders — is the culprit here in causing decreased metabolic function as diabetics age, etc. So measures of insulin volume are very, very important in the ongoing NDA, etc.

So we’re taking a very broad approach to looking at this, partly as a regulatory approach to meet the requirements but also to make sure that we’re involved with the research as to how diabetics should be treated in the past.

You’ve heard me say that the cause of type 2 diabetes in the majority of patients is weight gain. And what we currently do today is treat the symptoms, such as blood pressure, lipids, and HbA1c. And what we think the future will be is to treat the cause, and that is the cause being the weight gain. And if we’re successful in treating the cause — as has been shown in bypass patients and lap-band patients, etc. — that they can come close to very near curing type 2 diabetes.

And also the final point I’d make is that diabetics die from cardiovascular disease. They don’t die from high HbA1c’s. And so we’re really, in a way, treating these patients as cardiovascular patients; and, clearly, losing weight, exercise, proper diet, and controlling your blood pressure, lipids, triglycerides, etc., are where I think the marketplace is going in the near future.

Mike King - Rodman & Renshaw - Analyst

Okay. Terrific. And then just — not to take too long, but I wanted to ask a financial question of Tim.

Do we have — maybe I missed it, but are you providing any guidance for ‘08 either in year-end cash, estimated net loss? Can we get some financial metrics from you for ‘08?

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

Mike, I think the guidance that we want to put out there is we expect to spend about $50 million on Qnexa obesity development this year, and then, in addition to that, we kind of always have a continual G&A burn of approximately $10 to $12 million.

Mike King - Rodman & Renshaw - Analyst

Okay. Great. Thank you.

Operator

Your next question comes from the line of Ruthanne Roussel with Robins Group.

Please proceed.

Ruthanne Roussel - Robins Group - Analyst

Good afternoon, everyone. Thanks for taking my call.

I have a pretty dull question for you, Tim. Can you walk us through this thing that’s happened here with the AMT, the alternative minimum tax?

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

In terms of the tax provision?

Ruthanne Roussel - Robins Group - Analyst

Sure. Just is this something that’s kind of a one-off this year, or is this the way it’s going to look every year from here on out or —

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

No, not at all. I mean, basically we took a tax provision expense in the third quarter, and what’s happened in the fourth quarter, we basically have trued that up since we have the full-year results. So this is kind of a one-off based on the utilization of all the NOL carry-forwards as a result of the receipt of the proceeds from KV Pharmaceuticals.

Ruthanne Roussel - Robins Group - Analyst

Right. Okay. So this is just the last tying off of that loose end from that?

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

That’s correct.

Ruthanne Roussel - Robins Group - Analyst

All right. And you’ve both been so comprehensive in describing the quarter that I guess I have nothing more to say except congratulations.

Leland Wilson - VIVUS, Inc. - President and CEO

All right. Thanks, Ruthanne.

Operator

Your next question comes from the line of Ken Trbovich with RBC Capital Markets.

Please proceed.

Ken Trbovich - RBC Capital Markets - Analyst

Thanks. Good afternoon, Lee and Tim. How are you?

Leland Wilson - VIVUS, Inc. - President and CEO

We’re good. Thank you.

Ken Trbovich - RBC Capital Markets - Analyst

Tim, I know you guys didn’t break this out in any way, shape, or form in the press release, but I figure it’s worth asking just given all the uncertainty going on in the credit market.

Do you have any exposure at all to auction rate securities or any of the other securities — CDO’s, things of that nature — that are being questioned at this point?

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

No, we don’t have any exposure to auction rate securities, like Bristol-Myers had.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. So the available-for-sale will still be available for sale three months from now when we hear the — or actually five weeks from now when we hear the first quarter?

Timothy Morris - VIVUS, Inc. - VP of Finance and CFO

That is correct. I mean, obviously the markets are a little bit tumultuous there, but that is correct.

Ken Trbovich - RBC Capital Markets - Analyst

Okay.

And then, Lee, just with regard to the actual clinical program as it exists today, I guess one of the things I was pleasantly surprised by — and you alluded to this earlier — was the speed of enrollment on the initial studies. Could you go into a little more detail because they are so different in terms of their overall size? Do you still expect both 302 and 303 to wrap up here shortly?

Leland Wilson - VIVUS, Inc. - President and CEO

That’s correct, depending upon your term of shortly. But we believe that we will surprise you — let me put it that way — about how fast we’re enrolling. The studies are going extremely well.

Ken Trbovich - RBC Capital Markets - Analyst

And I can imagine — after seeing the EQUATE enrollment, I can only imagine what it must look like. I just wanted to confirm that number because CONQUER, being so much larger than EQUIP, I just wanted to confirm that it was both studies?

Leland Wilson - VIVUS, Inc. - President and CEO

You’re going to be surprised, but we’ll wait until that announcement.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. And then does that give you any more comfort with regard to providing some guidance on the timeline? I mean, obviously these studies would complete roughly a year after enrollment — or 13 months after enrollment has been completed. How long do you expect it would take to analyze the data and to submit the NDA?

Leland Wilson - VIVUS, Inc. - President and CEO

Three months is typical, but we’ll have to see how the studies progress, and we’ll give you guidance on that as we get closer.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. And could you give us some clarity as to any further communication or requirements from the agency regarding preclinical trial?

Leland Wilson - VIVUS, Inc. - President and CEO

We have not given any additional guidance for what we’re going to need to do, and I’m going to reserve on that until we have completely nailed down as well. So look for that in the near future.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. But is there any reason at all to expect that the preclinical may be the limiting factor, as opposed to the clinical?

Leland Wilson - VIVUS, Inc. - President and CEO

Oh, definitely not. No. There’s nothing even in consideration which is — other than a very short-term study. So we’ll hold on the final word on that, but there’s nothing there that is near rate limiting.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. And then regarding the completion of the FDA process around avanafil, is there any sort of timeline around which Takeda may get impatient and essentially require the rights back, or is there any sort of a deadline by which you folks are working under to find a partnership and progress as clinical trials on that one?

Leland Wilson - VIVUS, Inc. - President and CEO

That’s with Tanabe, Ken, as you know.

Ken Trbovich - RBC Capital Markets - Analyst

Tanabe, yes. I’m sorry.

Leland Wilson - VIVUS, Inc. - President and CEO

I get them confused myself. But the answer to that is no. They’re pleased with our progress and that we’re working diligently, and we’re pleased with their efforts as well.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. And in the past you’ve been fairly clear that you wouldn’t move either of these other programs into late-stage trials yourselves. Is that still the case; and, if so, what are the plans with regard to the excess cash?

Leland Wilson - VIVUS, Inc. - President and CEO

What we’ve said, Ken, is that we would get outside funding for both Testosterone and avanafil, and that is still the case today. And so we are hopeful that we will secure outside funding, whether it be from partners or some other source, that would not affect our balance sheet today.

Ken Trbovich - RBC Capital Markets - Analyst

And so the plans, as it relates to the additional cash that you expect you’ll have once you’ve completed Qnexa development, will you look for other products to in-license or develop on your own or start to consider other options for the cash at that point?

Leland Wilson - VIVUS, Inc. - President and CEO

Well, all of the above. What we have, I think — first thing we’re going to do is take a look at what the costs are ultimately going to be for the diabetes program. And we will be putting that out to bid sometime around the time we have the 202 data so we’ll have a very good picture of what that’s going to cost. And, clearly, we have other things that we are looking at in pre-phase 2 studies right now that, hopefully, we’ll get some good data from those that will prompt us to want to go into later-stage development from those as well.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. Thank you.

Leland Wilson - VIVUS, Inc. - President and CEO

But, Ken, we’re not going to have excess funds. Never happens.

Ken Trbovich - RBC Capital Markets - Analyst

But we’re also not talking about building the sales force and marketing Qnexa yourself?

Leland Wilson - VIVUS, Inc. - President and CEO

Absolutely not.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. Just want to make sure. Thanks.

Leland Wilson - VIVUS, Inc. - President and CEO

Okay. Any other questions we’ll bring it up — so I’m getting the sign of no.

So I wanted to say thanks to everybody. I know these markets are really tumultuous and that we appreciate your hanging in there in a very difficult day on the market. We are continuing to be extremely enthusiastic about the potential for our product and treatment of obesity and even more so as we go forward with our diabetes programs as well. So I think 2007 was an exceptional year, as I said, and I think you’re going to see that 2008 may even be better.

So thank you very much. I appreciate your time.

Operator

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.